Exhibit (c)(v)

Privileged & Confidential

Project Hawkeye
PRESENTATION TO THE SPECIAL COMMITTEE OF HMTV

May 7, 2022

Confidential

Confidential

Summary of the Merger Agreement

>	Searchlight to acquire all outstanding common shares of HMTV for $7.00 per share, other than the shares held by Gato which will be cancelled(1)

‒	Gato owns 41.1% economic and 75.3% voting stake in HMTV(2)

>	Closing of the sale of Pantaya to Univision is a Searchlight condition to closing the HMTV transaction

>	Closing conditions for the HMTV transaction also include that a majority of HMTV shares not held by Gato have voted in favor of the transaction, FCC approval, HSR clearance (if applicable) and other customary closing conditions

>	Each of Searchlight and HMTV can terminate the Merger Agreement if, among other things, (a) the Pantaya Transaction Agreement is terminated or (b) the HMTV transaction has not closed 6 months after signing, which may be extended by either HMTV or Searchlight to 9 months after signing if, among other things, the Pantaya transaction has not closed

>	30-day post-signing Go-Shop period during which HMTV may solicit additional acquisition proposals

‒	Searchlight will have matching rights with respect to a superior proposal

‒	HMTV termination fee of (a) 2% of equity value if the Merger Agreement is terminated in connection with the Go-Shop provision; or (b) 3.75% of equity value otherwise

>	Searchlight termination fee of 5.5% of equity value

>	Fully committed debt and equity financing has been secured by Searchlight with the amount of equity financing to be sufficient to cover (if applicable) the cash purchase price for the Pantaya transaction

(1)	In the money stock options will be cashed out for the difference between the strike price and $7.00 per share.

(2)	Gato and Peter Kern own a total of ~16.6mm shares (Peter Kern personally owns ~0.2mm Class A shares and ~0.7mm Class B shares); Gato Investments LP (“Gato”) is a Delaware limited partnership, Gemini Latin Holdings, LLC is the general partner of Gato and Peter Kern is the controlling person of Gemini; a Searchlight fund, as the sole limited partner in Gato, holds all of the economic interests in Gato (subject to Peter Kern‘s carried interest, which entitles him to payments in certain scenarios).

Confidential

Summary of Other Key Transaction Agreements

>	Pantaya Transaction Agreement and Radio Stations Transaction Agreement

‒	Pantaya to be sold to Univision for a combination of $115mm of cash (subject to working capital and net debt adjustments), a $10mm promissory note and HMTV has agreed to forgo $7.3mm of content payments / license fee due from Univision

○	Pantaya sale to close (i) concurrently with the HMTV transaction if it closes on or before a to-be-determined date, (ii) a to-be-determined number of business days following receipt of the Required Company Stockholder Approval, if the HMTV transaction does not close by a to-be-determined date or (iii) as soon as practicable following termination of the HMTV transaction by HTMV for a superior proposal

○	Pantaya sale subject to customary closing conditions, including receipt of HSR clearance

○	Pantaya Transaction Agreement to automatically terminate if the Merger Agreement is terminated, other than by HMTV for a superior proposal

‒	Under the Radio Stations Transaction Agreement, in exchange for cancellation of the promissory note received pursuant to the Pantaya Transaction Agreement, HMTV to receive Univision of Puerto Rico, Inc. (which holds certain Puerto Rico radio station assets and certain NOLs)

○	Univision of Puerto Rico, Inc. is a party to a real estate lease in Puerto Rico expiring in 2059, which may result in costs to it of between $5.8 and $20.9 million

○	Radio Stations Transaction Agreement to automatically terminate if the Pantaya Transaction Agreement is terminated

‒	Pursuant to the Programming Agreement, HMTV to pay to Univision a fee of $15mm ratably over 3 years

‒	HMTV to provide certain services to Univision in connection with Pantaya pursuant to a transition services agreement and Univision and HMTV to provided certain services to each other pursuant to a shared services agreement in connection with the radio station assets

>	Voting and Support Agreement

‒	If a superior proposal is accepted as part of the go-shop process, shares owned by Gato will be voted in the same manner and proportion as the remaining stockholders

‒	Searchlight to execute a separate letter agreement in which it agrees not to transfer its interests in Gato, with such restriction terminating on the earlier of (a) termination of the HMTV transaction (other than by HMTV for a superior proposal), (b) if the HMTV transaction is terminated by HMTV for a superior proposal, the earlier of the consummation of such superior proposal transaction or the termination of the agreement for such superior proposal transaction and (c) closing of the HMTV transaction

Confidential

Consideration Received in Connection with Pantaya Sale

($mm)	Low			High

Cash Proceeds	$115.0			$115.0

Illustrative Valuation of Puerto Rican Radio Assets @ ~5.0-8.0x 2022E EBITDA	35.0			55.0

PV of Tax NOLs per HMTV Management Guidance(1)	0.0			23.0

PV of Assumed Lease Liability per HMTV Management Guidance(2)	(19.8)			(5.7)

PV of Programming Agreement Payments(3)	(12.5)			(12.5)

Unreimbursed Content Payments / License Fee Forgiveness	(7.3)			(7.3)
Net Value of Consideration	$110.3			$167.4
Implied Multiple of 2021A Revenue ($53.0mm)	1.4	x		2.1	x

Implied Multiple of 2022E Revenue ($78.3mm)	1.0	x		1.4	x

Midpoint Value of Consideration			$138.9

Net Value of Non-Radio Consideration	$75.3			$112.4

Midpoint Value of Non-Radio Consideration			$93.9

In April 2021, HMTV acquired Lionsgate‘s 75% stake in Pantaya that HMTV did not already own at a $165mm valuation (on a 100% basis).

Note: Analysis assumes transactions contemplated by the Radio Stations Purchase Agreement will be consummated in accordance with their terms.

(1)	Illustratively assumes a discount rate of 9.5% based on the midpoint of the WACC range for Networks; range represents 0% to 100% range of utilization of the PV of the NOLs based on consent from HMTV management.
(2)	Illustratively assumes a discount rate of 9.5% based on the midpoint of the WACC range for Networks; low end of range reflects PV of lease costs with LMG payments throughout the lease and high end of range reflects PV of lease costs without LMG payments after December 2025 based on consent from HMTV management.
(3)	Illustratively assumes a discount rate of 9.5% based on the midpoint of the WACC range for Networks on the $5mm payable by HMTV in each of the first three years of the Programming Agreement.

Confidential

Proposed Transaction Sources & Uses

Sources	$mm	Uses	$mm

New Debt Financing(1)	$360	Purchase ~23.8mm Common Shares of HMTV(3)	$168

Rolled Searchlight Equity(2)	115	Rolled Searchlight Equity(2)	115

Cash Proceeds from Sale of Pantaya	115	Refinancing of Existing Indebtedness	252

HMTV Cash on Hand (6/30/22E)	27	Estimated Transaction Fees & Expenses	25

		Estimated Debt Arrangement Fees & OID	25

		Assumed Opening Cash on Balance Sheet	25

		Unreimbursed Content Payments / License Fee Forgiveness(5)	7

Total Sources	$617	Total Uses	$617

Gato‘s rolled equity represents 24.2%(4) of total sources; new debt financing represents approximately 4.6x the Closing Date EBITDA of $77.9mm as referenced in the Searchlight Debt Commitment Letter.

Note: Analysis assumes transactions contemplated by the Radio Stations Purchase Agreement will be consummated in accordance with their terms.

(1)	Assumes $35mm revolving credit facility to be undrawn at closing.
(2)	Gato and Peter Kern own a total of ~16.6mm shares (Peter Kern personally owns ~0.2mm Class A shares and ~0.7mm Class B shares); Gato Investments LP (“Gato”) is a Delaware limited partnership, Gemini Latin Holdings, LLC is the general partner of Gato and Peter Kern is the controlling person of Gemini; A Searchlight fund, as the sole limited partner in Gato, holds all of the economic interests in Gato (subject to Peter Kern‘s carried interest, which entitles him to payments in certain scenarios).
(3)	Reflects 40.4mm total common shares (i.e., ~20.7mm Class A shares and ~19.7mm Class B shares) and ~4.4mm options at weighted-average strike price of $11.55 (0.02mm on a treasury stock basis) less a total of ~16.6mm shares owned by Gato and Peter Kern.
(4)	Reflects total Rolled Searchlight Equity of $115mm divided by the sum of total Rolled Searchlight Equity plus New Debt Financing of $360mm.
(5)	Illustratively assumed to impact cash concurrently with closing.

Confidential

Summary Financial Performance Metrics

	Historical	LTM	Projected
($mm)	2021	3/31/2022	2022	2023
Revenue
Networks	$154.7	$153.6	$161.4	$163.5
Pantaya	53.0	56.3	78.3	138.2
Consolidated	$207.7	$209.8	$239.7	$301.7
(-) Pantaya	(53.0)	(56.3)	(78.3)	(138.2)
(+) Radio Assets	14.2 (2)	14.8 (1)	14.6	14.6
Pro Forma for Pantaya Divestiture	$168.9	$168.4	$175.9	$178.1

Adj. EBITDA (Post-SBC) incl. Pantaya losses
Networks	$62.6	$60.1	$61.6	$61.1
Pantaya	(25.7)	(31.2)	(29.2)	(17.0)
Consolidated	$36.9	$28.9	$32.5	$44.2
(-) Pantaya	25.7	31.2	29.2	17.0
(-) Stranded Corporate Costs Post Pantaya Divestiture	(3.4)	(3.6)	(4.1)	(4.3)
(+) Radio Assets	6.5 (2)	6.6 (3)	6.8 (4)	6.8 (4)
Pro Forma for Pantaya Divestiture	$65.7	$63.0	$64.3	$63.7
(+) Assumed Searchlight Synergies(5)	8.6	8.6	8.6	8.6
Assumed Searchlight View	$74.4	$71.7	$73.0	$72.3

Adj. EBITDA (Post-SBC) excl. Pantaya losses
Networks	$62.6	$60.1	$61.6	$61.1
Pantaya	-	-	-	-
Consolidated	$62.6	$60.1	$61.6	$61.1
(-) Pantaya	-	-	-	-
(-) Stranded Corporate Costs Post Pantaya Divestiture	(3.4)	(3.6)	(4.1)	(4.3)
(+) Radio Assets	6.5 (2)	6.6 (3)	6.8 (4)	6.8 (4)
Pro Forma for Pantaya Divestiture	$65.7	$63.0	$64.3	$63.7
(+) Assumed Searchlight Synergies(5)	8.6	8.6	8.6	8.6
Assumed Searchlight View	$74.4	$71.7	$73.0	$72.3

Source: HMTV management.

Note: Analysis assumes transactions contemplated by the Radio Stations Purchase Agreement will be consummated in accordance with their terms.

(1)	Assumes Q1 2022 LTM revenue calculated as Q2-Q4 2021 revenue plus Q1 2022 revenue estimated as 25% of 2022E revenue as provided by Univision management.

(2)	Diligence adjusted per PwC QoE.

(3)	LTM EBITDA calculated as weighted average of 2021A and 2022E.

(4)	2022 illustratively reflects 2021 QoE adjustments for accounting team ($0.177mm) and allocated lease costs ($0.125mm); 2023 assumes same EBITDA as 2022.

(5)	Amount of synergies assumed to be aligned to the $77.9mm Closing Date EBITDA as per the Searchlight Debt Commitment Letter less 3/31/2022 LTM PF EBITDA of $63.0 less 3/31/2022 LTM SBC of $6.2mm.

Confidential

Implied Valuation Multiples Analysis

		Offer @ $7.00
(Figures in millions, except per share figures)	Status Quo @ $3.77 Market Price	Status Quo	Adjusted for Pantaya Divestiture	Assumed Searchlight View

Share Price	$3.77	$7.00	$7.00	$7.00
(x) FDSO(1)	40.4	40.4	40.4	40.4
Implied Equity Value	$152.3	$283.0	$283.0	$283.0
(+) Debt(2)	251.6	251.6	251.0	251.0
(-) Cash(2)	(37.3	(37.3	(26.6	(26.6
(+) Post-Tax Pension(3)	1.7	1.7	1.7	1.7
(-) Equity Method Investments(4)	(22.7	(22.7	(22.7	(22.7
(-) Midpoint Non-Radio Value of Consideration Received for Pantaya	-	-	(93.9	(93.9
(+) Transaction Fees & Expenses	-	-	-	50.0
Adj. Implied Total Enterprise Value	$345.6	$476.2	$392.5	$442.5

TEV / Adj. EBITDA (Post-SBC) incl. Pantaya Losses Multiples

2021A	9.4x	12.9x	—	—
LTM 3/31/22A	12.0x	16.5x	—	—
2022E	10.6x	14.7x	—	—
2023E	7.8x	10.8x	—	—

Adj. TEV / Adj. EBITDA (Post-SBC) excl. Pantaya Losses Multiples

2021A	5.5x	7.6x	6.0x	5.9x
LTM 3/31/22A	5.8x	7.9x	6.2x	6.2x
2022E	5.6x	7.7x	6.1x	6.1x
2023E	5.7x	7.8x	6.2x	6.1x

Source: HMTV management.

Note: Market data as of 5/6/2022. Analysis assumes transactions contemplated by the Radio Stations Purchase Agreement will be consummated in accordance with their terms.

(1)	Reflects 40.4mm total common shares (i.e., ~20.7mm Class A shares, ~19.7mm Class B shares) and ~4.4mm options at weighted-average strike price of $11.55 (0.02mm on a treasury stock basis).

(2)	Adjusted for Pantaya Divestiture and Assumed Searchlight View columns as of 6/30/2022; status quo columns as of 3/31/2021.

(3)	Based on 12/31/21 balance of $2.3mm as per HMTV management guidance; tax-affected at a 28% tax rate.

(4)	Reflects $19.7mm stake in Canal 1 and $3mm stake in Remezcla as per HMTV management guidance.

Confidential

HMTV Share Price Performance Since January 1, 2021

$15.00
$13.00
$11.00
$9.00
$7.00
$5.00
$3.00
Jan-21
Feb-21
Mar-21
Apr-21
May-21
Jun-21
Jul-21
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22
Mar-22
Apr-22
May-22
$3.77
3/2/2021: Reports FY2020 results, beating consensus revenue and EBITDA
4/1/2021: Acquires remaining 75% stake in Pantaya from Lionsgate for ~$124mm
8/9/2021: Announces Q2 results; growth in core networks business driven by stronger Puerto Rico ad market and cyclical recovery
11/15/2021: Announces common stock offering of up to 6.9mm shares to fund general corporate purposes
1/12/2022: Announces multi-year carriage agreement with fuboTV commencing 1Q22
5/5/2021: Announces Q1 results, robust revenue and EBITDA growth
11/5/2021: Announces Q3 results; Continued growth of Pantaya subscriber base; Increased subscriber fees and strong advertising revenue performance
3/8/2022: Announces FY2021 results
7/22/2021: Press reports that HMTV is exploring a sale
4/13/2021: Univision announces acquisition of Televisa content business
11/17/2021: Announces termination of common stock offering; withdrew offering due to unfavorable market conditions
2/24/2021: Fanatiz and CentroAmerica kick off new multi-year OTT partnership, expanding Central American soccer offering in U.S.

Source: HMTV press releases; Capital IQ.
Note: Market data as of 5/6/2022.

Confidential

Implied Premiums / Discounts at Offer Price of $7.00 per Share

Source: Capital IQ; Wall Street research.
Note: Market data as of 5/6/2022. Based on share prices at market close.
(1) VWAPs based on trading days.

Confidential

Standalone HMTV Value Per Share By Methodology

For Reference Only
($ per share)
$9.76
$5.34
$12.71
$6.48
$11.25
$5.49
$11.69
$10.79
$13.28
$3.77
Offer Price: $7.00
Current Price: $3.77
Public Market Trading Analysis
Private Market Transaction Analysis
DCF Analysis
Discounted Research Price Targets
52-Week High / Low Range
Key Assumptions
Networks
6.0x-7.0x Multiple of FY 2022 EBITDA (Post-SBC)
Pantaya
0.5x-2.0x Multiple of FY 2022 Revenue
Networks
6.0x-8.0x Multiple of 12/31/21 LTM EBITDA (Post-SBC)
Pantaya
1.5x-4.0x Multiple of 12/31/21 LTM Revenue
Networks
WACC: 8.5%-10.5%
FCF PGR: (3.0%)-1.0%
Impl.Term. LTM Mult: 4.5x-8.3x(1)
Pantaya
WACC: 15%-20%
FCF PGR: 1.0%-4.0%
Impl.Term. LTM Mult: 4.2x-7.3x(1)
Discounted to 3/31/22 at a 12.0% Cost of Equity
High: 5/20/21
Low: 5/6/22
Sum-of-the-Parts Approach

Source: HMTV management; company filings; Capital IQ; Wall Street research.
Note: Market data as of 5/6/2022; per share calculations based on Q1 2022 balances of $251.6mm of debt, $1.7mm of post-tax pension liabilities, $37.3mm of cash and $22.7mm of equity-method investments. FDSO assumes ~20.7mm of Class A shares and ~19.7mm of Class B shares and potential dilution from ~4.4mm options at weighted-average strike price of $11.55.
(1) Implied terminal LTM EBITDA multiples shown on a post-SBC basis.

Confidential
Networks and Pantaya Peer Group Operating Metrics Benchmarking Analysis

Although both Networks and Pantaya have growth rates in-line with the relevant peer groups, their scale is significantly below most of their comparables.

Source: HMTV management; company filings; Capital IQ; Wall Street research.

Note: Market data as of 5/6/2022.

Confidential
Networks and Pantaya Peer Group Select Trading Multiples

Public comparables support a ‘22E EBITDA range of 6.0x-7.0x for Networks and a ‘22E EBITDA range of 0.5x-2.0x for Pantaya.

Source: HMTV management; company filings; Capital IQ; Wall Street research.
Note: Market data as of 5/6/2022.
(1)	Valuation multiples for Broadcast companies reflect 2021/2022 averages for 2022 and 2022/2023 averages for 2023.
(2)	Reflects debt at market value.
(3)	Reflects WholeCo multiple, which includes Pantaya losses.

Confidential
Networks and Pantaya Private Market Precedent Transactions

Precedent transactions support a 12/31/21 LTM EBITDA (Post-SBC) range of 6.0x-8.0x for Networks and a 12/31/21 LTM Revenue range of 1.5x-4.0x for Pantaya(3).

Source: Capital IQ; press releases; Wall Street research.
(1)	Excludes RSN transactions.
(2)	Represents last 8 quarters average.
(3)	Pantaya precedent transactions primarily occurred during a period with significantly higher growth expectations and valuations for the sector.

Confidential
9.75-Year SOTP DCF Analysis

(Figures in millions, except prices per share, percentages and multiples)	Low	High
Networks
Free Cash Flow PGR	(3.0%)	1.0%
WACC	10.5%	8.5%
Implied Terminal 2031E EBITDA Multiple (Post-SBC)	4.5x	8.3x
Networks Enterprise Value	$334.3	$459.5
Implied ‘21 EBITDA Multiple (Post-SBC)	5.3x	7.3x
Implied ‘22 EBITDA Multiple (Post-SBC)	5.4x	7.5x

Pantaya
Free Cash Flow PGR	1.0%	4.0%
WACC	20.0%	15.0%
Implied Terminal 2031E Revenue Multiple	1.0x	1.7x
Implied Terminal 2031E EBITDA Multiple (Post-SBC)	4.2x	7.3x
Pantaya Enterprise Value	$61.1	$170.7
(+) Tax Synergy Adjustment(1)	19.5	19.5
Pantaya Enterprise Value (incl. Tax Synergy)	$80.7	$190.2
Implied ‘21 Revenue Multiple (excl. Tax Synergy)	1.2x	3.2x
Implied ‘22 Revenue Multiple (excl. Tax Synergy)	0.8x	2.2x

Total Consolidated Enterprise Value (incl. Pantaya Tax Synergy)	$415.0	$649.7
(-) Debt (3/31/2022)	(251.6)	(251.6)
(-) Post-Tax Pension(2)	(1.7)	(1.7)
(+) Cash (3/31/2022)	37.3	37.3
(+) Equity Method Investments(3)	22.7	22.7
Equity Value	$221.7	$456.4
(/) FDSO	40.4	40.6
Equity Value per Share	$5.49	$11.25

Source: HMTV filings; HMTV management.
Note: Assumes 3/31/2022 valuation date. FDSO includes ~20.7mm of Class A shares and ~19.7mm of Class B shares and potential dilution from ~4.4mm options at weighted-average strike price of $11.55. Analysis assumes a 30.5% Networks tax rate and a 24.0% Pantaya tax rate for the purposes of calculating unlevered cash taxes.
(1)	Reflects tax savings on account of Pantaya losses at the consolidated level; assumes a 10% discount rate (approximated based on the weighted average of the midpoints of the Networks and Pantaya WACC ranges).
(2)	Based on 12/31/21 balance of $2.3mm as per HMTV management guidance; tax-affected at a 28% tax rate.
(3)	Reflects $19.7mm stake in Canal 1 and $3mm stake in Remezcla as per HMTV management guidance.

Confidential

HMTV Research Analyst Perspectives	FOR REFERENCE ONLY

($mm, except prices per share)
Broker	Price	Discounted		Reported (Pre-SBC) Adj. EBITDA
(date)	Target(1)	Price Target(2)	Rating	2022E	2023E	2024E	2025E	Valuation Methodology

	$13.00	$11.69	Overweight	$41	$46	---	---	► SOTP analysis assumes 8x NTM EBITDA for WAPA Puerto Rico ($213mm), 7x for Cable Networks ($195mm), 125x TEV/Subs for Pantaya ($217mm) and $101mm valuation for HMTV‘s investments in Canal Uno, Remezcla & Mar Vista

(3/8/2022)								► On a consolidated basis, SOTP represents a multiple of ~43x NTM EBITDA

								► DCF analysis using a 9.5% WACC and a 2% PGR
	$12.00	$10.79	Buy	$40	$49	$64	$76
								► Valuation is based solely on DCF due to Pantaya acquisition
(3/8/2022)

Source: Wall Street research.
Note: For reference only.
(1)	Represents 12 month price targets from the date of the report.
(2)	Discounted at 12% cost of equity to 3/31/2022.

Appendix

Confidential

Confidential

HMTV Shareholder Profile

	Class A	Class B	Options @ $7.00	Total Treasury-Method	Ownership (%)
($ and shares in millions)	(1 Vote)	(10 Votes)	Per Share (Treasury)	Shares Outstanding(1)	Economic	Voting

Insiders
Gato Investments(2)	0.2	16.4	-	16.6	41.1%	75.3%
Grupo MVS S.A. de C.V.	-	2.7	-	2.7	6.7%	12.5%
Employees, Mgmt & Directors	3.0	0.6	0.02	3.6	8.9%	4.1%
Total Insiders	3.2	19.7	0.02	22.9	56.7%	92.0%

Top 10 Institutions
Fine Capital Partners	3.3	-	-	3.3	8.1%	1.5%
Edenbrook Capital	3.1	-	-	3.1	7.6%	1.4%
BlackRock	1.1	-	-	1.1	2.7%	0.5%
AIG Asset Management	1.0	-	-	1.0	2.4%	0.4%
The Vanguard Group	0.9	-	-	0.9	2.1%	0.4%
Renaissance Technologies	0.8	-	-	0.8	2.0%	0.4%
Columbia Management	0.7	-	-	0.7	1.7%	0.3%
Dimensional Fund Advisors	0.7	-	-	0.7	1.7%	0.3%
Wells Fargo Advisors	0.4	-	-	0.4	0.9%	0.2%
State Street Global Advisors	0.4	-	-	0.4	0.9%	0.2%
Total Top 10 Institutions	12.2	-	-	12.2	30.3%	5.6%

All Others	5.3	-	-	5.3	13.0%	2.4%
Total	20.7	19.7	-	40.4	100.0%	100.0%

Gato owns a total of ~15.7mm Class B shares and Peter Kern personally owns ~0.2mm Class A shares and ~0.7mm Class B shares; Gato and Peter Kern own a total of ~16.6mm shares (Peter Kern personally owns ~0.2mm Class A shares and ~0.7mm Class B shares); Gato Investments LP (“Gato”) is a Delaware limited partnership, Gemini Latin Holdings, LLC is the general partner of Gato and Peter Kern is the controlling person of Gemini; A Searchlight fund, as the sole limited partner in Gato, holds all of the economic interests in Gato (subject to Peter Kern‘s carried interest, which entitles him to payments in certain scenarios).

Source: HMTV management; HMTV filings.
Note: RSUs are included in the Class A basis share counts. Total share count based on shares outstanding as of 5/6/22; institutions and insiders as of latest available.
(1)	Options dilution assumes Treasury Stock Method based on offer price of $7.00.
(2)	Gato Investments total share count includes shares personally owned by Peter Kern (~0.2mm Class A and ~0.7mm Class B shares).

Public Market Trading Analysis:	Confidential
Bridge from Assumed Valuation Multiple to Value Per Share

($mm)	Low	High
Networks
2022E EBITDA (Post-SBC)	$61.6	$61.6
(x) Multiple	6.0x	7.0x
Networks Enterprise Value	$369.9	$431.5

Pantaya
2022E Revenue	$78.3	$78.3
(x) Multiple	0.5x	2.0x
Pantaya Enterprise Value	$39.2	$156.6

Total Enterprise Value	$409.0	$588.1
(-) Debt (3/31/2022)	(251.6)	(251.6)
(-) Post-Tax Pension(1)	(1.7)	(1.7)
(+) Cash (3/31/2022)	37.3	37.3
(+) Equity Method Investments(2)	22.7	22.7
Equity Value	$215.8	$394.9
(/) FDSO	40.4	40.4
Equity Value per Share	$5.34	$9.76

Source: HMTV filings; HMTV management.
Note: Assumes 3/31/2022 valuation date. FDSO includes ~20.7mm of Class A shares and ~19.7mm of Class B shares and potential dilution from ~4.4mm options at weighted-average strike price of $11.55.
(1)	Based on 12/31/21 balance of $2.3mm as per HMTV management guidance; tax-affected at a 28% tax rate.
(2)	Reflects $19.7mm stake in Canal 1 and $3mm stake in Remezcla as per HMTV management guidance.

Private Market Transaction Analysis:	Confidential
Bridge from Assumed Valuation Multiple to Value Per Share

($mm)	Low	High
Networks
12/31/2021 LTM EBITDA (Post-SBC)	$62.6	$62.6
(x) Multiple	6.0x	8.0x
Networks Enterprise Value	$375.6	$500.8

Pantaya
12/31/2021 LTM Revenue	$53.0	$53.0
(x) Multiple	1.5x	4.0x
Pantaya Enterprise Value	$79.5	$211.9

Total Enterprise Value	$455.0	$712.7
(-) Debt (3/31/2022)	(251.6)	(251.6)
(-) Post-Tax Pension(1)	(1.7)	(1.7)
(+) Cash (3/31/2022)	37.3	37.3
(+) Equity Method Investments(2)	22.7	22.7
Equity Value	$261.8	$519.4
(/) FDSO	40.4	40.9
Equity Value per Share	$6.48	$12.71

Source: HMTV filings; HMTV management.
Note: Assumes 3/31/2022 valuation date. FDSO includes ~20.7mm of Class A shares and ~19.7mm of Class B shares and potential dilution from ~4.4mm options at weighted-average strike price of $11.55.
(1)	Based on 12/31/21 balance of $2.3mm as per HMTV management guidance; tax-affected at a 28% tax rate.
(2)	Reflects $19.7mm stake in Canal 1 and $3mm stake in Remezcla as per HMTV management guidance.

Confidential

Networks 9.75-Year DCF Analysis

FREE CASH FLOW BUILD

($mm)	Q2-Q4 ‘22E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	Normalized
Revenue	$124.2	$163.5	$172.7	$170.4	$175.8	$178.9	$187.4	$183.3	$185.5	$187.8	$189.4 (4)
% Growth		31.7%	5.6%	(1.4%)	3.2%	1.8%	4.8%	(2.2%)	1.2%	1.3%

Adjusted EBITDA (Pre-SBC)	$52.4	$66.4	$70.4	$65.0	$66.2	$65.5	$69.5	$61.7	$60.5	$59.0	$60.1 (4)
% Margin	42.2%	40.6%	40.8%	38.2%	37.7%	36.6%	37.1%	33.7%	32.6%	31.4%	31.7%
% Growth		26.7%	6.1%	(7.7%)	1.8%	(1.1%)	6.2%	(11.3%)	(2.0%)	(2.5%)
(-) SBC	(3.7)	(5.3)	(5.5)	(5.8)	(6.1)	(6.4)	(6.7)	(7.1)	(7.4)	(7.8)	(7.8)
(-) Severance	–	–	–	–	–	–	–	–	(0.5)	(0.5)	–
(+) Programming Amortization	11.1	12.9	13.4	13.9	14.4	15.1	15.8	16.5	17.2	18.0	18.0
(+) Other Adjustments(1)	0.4	0.5	0.3	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
(-) Capital Expenditures	(2.7)	(4.0)	(4.0)	(4.0)	(4.0)	(5.0)	(5.0)	(5.0)	(6.0)	(6.0)	(6.0)
(-) Cash Content Spend(2)	(10.2)	(13.6)	(14.2)	(15.0)	(15.7)	(16.4)	(17.1)	(17.9)	(18.7)	(19.6)	(19.6)
(-) Equity Method Investments	(0.9)	–	–	–	–	–	–	–	–	–	–
(+) Decrease / (Increase) in NWC	4.6	3.3	(0.2)	1.9	0.6	0.5	(0.2)	1.0	0.1	0.1	0.1
(-) Unlevered Cash Taxes(3)	(13.7)	(17.1)	(18.2)	(16.5)	(16.7)	(16.4)	(17.6)	(15.1)	(14.4)	(13.9)	(14.1)
Unlevered Free Cash Flow	$37.1	$43.1	$41.9	$39.9	$38.9	$37.0	$38.8	$34.3	$30.9	$29.5	$30.9
% Growth		16.1%	(2.7%)	(5.0%)	(2.5%)	(4.8%)	4.9%	(11.7%)	(9.9%)	(4.4%)
Discount Period	0.375	1.250	2.250	3.250	4.250	5.250	6.250	7.250	8.250	9.250	9.250
Discount Factor	0.97	0.89	0.82	0.74	0.68	0.62	0.57	0.52	0.47	0.43	0.43
PV of Unlevered Free Cash Flow	$35.9	$38.5	$34.2	$29.7	$26.4	$23.0	$22.0	$17.8	$14.6	$12.8	$13.3

Memo: D&A	$3.7	$5.0	$5.2	$5.2	$5.3	$5.3	$5.3	$5.3	$5.3	$5.3	$6.0

ENTERPRISE VALUATION SUMMARY

WACC	9.5%
PGR	(1.0%)
Terminal UFCF	$30.9
Terminal Value	$291.1
Implied Terminal Multiple (Post-SBC)	5.8x
PV of UFCF (‘22-‘31)	$254.9
PV of Terminal Value	$125.7
Terminal Value % of TEV	33.0%
Implied Enterprise Value	$380.6

ENTERPRISE VALUATION SENSITIVITY ANALYSIS ($MM)

Source: HMTV filings; Wall Street research; HMTV management.

Note: Assumes 3/31/2022 valuation date; base case assumes 9.5% WACC and (1.0)% PGR.

(1)	Other adjustments includes Provision for Bad Debts, Amortization of Operating Lease Right-of-Use Assets and Proceeds from FCC Spectrum Repack.
(2)	Includes Change in Programming Rights, Programming Rights Payable, Original Production Rights and Caribbean / Other Production Acquisitions.
(3)	Unlevered cash taxes calculated based on Adjusted EBITDA less D&A, SBC and Severance; assumes 30.5% tax rate.
(4)	Normalized terminal year includes $1.575mm of political ad revenue, $0.275mm of agency costs and $0.2125mm of news coverage costs.

Confidential

Pantaya 9.75-Year DCF Analysis

FREE CASH FLOW BUILD

($mm)	Q2-Q4 ‘22E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	Normalized
Revenue	$63.0	$138.2	$186.2	$181.2	$202.2	$242.9	$270.3	$288.8	$304.3	$317.0	$317.0
% Growth		119.4%	34.7%	(2.7%)	11.6%	20.1%	11.3%	6.8%	5.4%	4.2%

Adjusted EBITDA (Pre-SBC)	($15.5)	($15.2)	($1.2)	$13.5	$30.7	$51.0	$59.9	$69.2	$73.8	$76.2	$76.2
% Margin	(24.6%)	(11.0%)	(0.6%)	7.4%	15.2%	21.0%	22.2%	23.9%	24.3%	24.0%	24.0%
% Growth		(1.7%)	(92.3%)	NM	128.2%	66.0%	17.4%	15.5%	6.7%	3.2%
(-) SBC	(1.2)	(1.8)	(1.8)	(1.9)	(2.0)	(2.1)	(2.2)	(2.4)	(2.5)	(2.6)	(2.6)
(-) Capital Expenditures	(1.2)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)
(-) Cash Content Spend	(27.0)	(35.5)	(39.1)	(43.0)	(47.3)	(52.0)	(57.2)	(63.0)	(69.3)	(76.2)	(81.5)
(+) Content Amortization	11.0	24.6	33.8	42.4	47.2	54.3	61.8	68.0	74.5	81.5	81.5
(+) Decrease / (Increase) in NWC	(8.7)	(2.6)	(7.7)	1.9	(2.5)	(3.6)	(3.2)	(1.6)	(1.2)	(2.0)	(2.0)
(-) Unlevered Cash Taxes(1)	–	–	–	–	(5.8)	(10.6)	(12.7)	(14.9)	(16.0)	(17.4)	(17.5)
Unlevered Free Cash Flow	($42.6)	($31.2)	($16.8)	$12.1	$19.6	$36.2	$45.6	$54.6	$58.5	$58.7	$53.3
% Growth		(26.7%)	(46.3%)	(172.3%)	62.1%	84.5%	25.8%	19.9%	7.2%	0.3%
Discount Period	0.375	1.250	2.250	3.250	4.250	5.250	6.250	7.250	8.250	9.250	9.250
Discount Factor	0.94	0.82	0.70	0.59	0.50	0.43	0.36	0.31	0.26	0.22	0.22
PV of Unlevered Free Cash Flow	($40.1)	($25.5)	($11.7)	$7.2	$9.9	$15.5	$16.6	$17.0	$15.5	$13.2	$12.0

Memo: D&A	$14.9	$19.8	$19.8	$12.4	$4.7	$4.7	$4.7	$4.7	$4.7	$1.2	$0.8

ENTERPRISE VALUATION SUMMARY

WACC	17.5%
PGR	2.5%
Terminal UFCF	$53.3
Terminal Value	$364.4
Implied Terminal Multiple (Post-SBC)	5.4x
PV of UFCF (‘22-‘31)	$19.4
PV of Terminal Value	$82.0
Terminal Value % of TEV	80.9%
Implied Enterprise Value	$101.3

ENTERPRISE VALUATION SENSITIVITY ANALYSIS ($MM)

Source: HMTV filings; Wall Street research; HMTV management.

Note: Assumes 3/31/2022 valuation date; base case assumes 17.5% WACC and 2.5% PGR.

(1)	Unlevered cash taxes calculated based on Adjusted EBITDA less D&A and SBC; assumes 24% tax rate.

Confidential
Standalone HMTV Unlevered Tax Synergy Calculation

($mm)	Q2-Q4 '22E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Pantaya Standalone DCF Taxes
Allocated EBIT	($31.6)	($36.8)	($22.8)	($0.9)	$24.0	$44.2	$52.9	$62.1	$66.6	$72.4
Allocated Tax Rate	--	--	--	--	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%
Allocated Tax (Shield) / Expense	-	-	-	-	$5.8	$10.6	$12.7	$14.9	$16.0	$17.4

Pantaya Consolidated DCF Impact
Allocated EBIT	($31.6)	($36.8)	($22.8)	($0.9)	$24.0	$44.2	$52.9	$62.1	$66.6	$72.4
Allocated Tax Rate	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%
Allocated Tax (Shield) / Expense	($7.6)	($8.8)	($5.5)	($0.2)	$5.8	$10.6	$12.7	$14.9	$16.0	$17.4

Implied Tax Synergy -	$7.6	$8.8	$5.5	$0.2	-	-	-	-	-	-
Discount Period	0.375	1.250	2.250	3.250	4.250	5.250	6.250	7.250	8.250	9.250
Discount Factor	0.96	0.88	0.79	0.71	0.64	0.58	0.52	0.47	0.42	0.38
PV of Implied Tax Synergy	$7.3	$7.7	$4.3	$0.2	-	-	-	-	-	-

NPV of Unlevered Tax Synergies	$19.5

Source: HMTV management.

Note: Assumes a 11% discount rate (approximated based on the weighted average of the midpoints of the Networks and Pantaya WACC ranges).

Confidential
Diversified Media Public Market Trading Analysis

(Figures in millions, except per share figures)
Share Price	$3.77		$32.45		$33.50		$28.05		$17.75
(x) FDSO	40		45		569		657		2,427
Market Capitalization	$152		$1,452		$19,050		$18,426		$43,072
(+) Debt	252		2,893		7,204		17,370		56,634
(+) Preferred Stock	-		-		-		-		-
(-) Cash	(37)		(822)		(3,505)		(6,713)		(5,599)
(+) Non-Controlling Interest(3)	-		339		763		598		1,434
(+) Pension Obligations(4)	2		-		469		1,575		-
(-) Equity Method Investments(5)	(23)		(135)		(3,022)		(568)		(2,108)
TEV	$346		$3,727		$20,959		$30,688		$93,433

'22-'24 Revenue Growth & Margin Metrics
'22E-'24E Revenue CAGR	22.4%		1.5%		2.9%		6.1%		6.6%
'21A EBITDA (Post-SBC) Margin	17.8%		22.8%		22.9%		15.4%		23.0%
'22E EBITDA (Post-SBC) Margin	13.5%		19.8%		22.5%		12.2%		22.2%

Valuation Multiples
TEV / ‘22E EBITDA (Post-SBC)	10.6	x	5.9	x	6.4	x	8.3	x	8.8	x
TEV / ‘23E EBITDA (Post-SBC)	7.8	x	6.2	x	6.1	x	9.4	x	6.7	x
TEV / ‘24E EBITDA (Post-SBC)	5.6	x	6.2	x	6.3	x	8.1	x	6.7	x

Source: Capital IQ; company filings.

Note: Market data as of 5/6/2022; balance sheet figures for Warner Bros.Discovery and Fox as of 12/31/2021; HMTV, AMC Networks and Paramount as of 3/31/2022.

(1)	HMTV balance sheet as of 3/31/2022.
(2)	Pro forma for WarnerMedia transaction announced on May 17, 2021 and closed on April 8, 2022.
(3)	Non-controlling interest figures based on disclosure in company filings; AMC Networks includes RLJE and BBC America; Fox includes Big Ten Network and Credible; Paramount includes redeemable put option to an international subsidiary; Warner Bros.Discovery includes Discovery Family, MotorTrend Group, OWN, Food Network and Cooking Channel.
(4)	Reflects post-tax pension obligations.
(5)	HMTV reflects $19.7mm stake in Canal 1 and $3mm stake in Remezcla; Equity Method Investments figures based on disclosure in company filings; AMC Networks includes stakes in ACL and a Toronto-based production company and studio; Fox includes Caffeine Studios; Paramount includes The CW and Viacom18; Warner Bros.Discovery includes stakes in nC+, Discovery Solar Ventures, All3Media, Group Nine Media, Formula E and Philo.

Confidential
Broadcast Station Public Market Trading Analysis

(Figures in millions, except per share figures)									Debt @ Face Value		Debt @ Market Value
Share Price	$4.44		$18.84		$158.41		$16.39		$23.98		$23.98
(x) FDSO	90		96		43		86		72		72
Market Capitalization	$398		$1,808		$6,827		$1,404		$1,719		$1,719
(+) Debt	213		6,831		7,494		3,158		13,125		7,258
(+) Preferred Stock	-		650		-		600		175		175
(-) Cash	(214)		(217)		(78)		(35)		(816)		(816)
(+) Non-Controlling Interest(1)	-		-		7		-		64		64
(+) Pension Obligations(2)	-		17		104		82		-		-
(-) Equity Method Investments(3)	-		(117)		(1,219)		(6)		(517)		(517)
TEV	$398		$8,971		$13,136		$5,203		$13,750		$7,883

'22-'24 Revenue Growth & Margin Metrics
'22E-'24E Revenue CAGR	NA		5.2%		6.0%		7.1%		0.7%		0.7%
'21A EBITDA (Post-SBC) Margin	10.3%		30.0%		40.8%		25.5%		20.1%		20.1%
'22E EBITDA (Post-SBC) Margin	8.6%		38.4%		42.6%		28.0%		15.7%		15.7%

Valuation Multiples
TEV / '21A EBITDA (Post-SBC)	5.1	x	9.5	x	6.9	x	8.9	x	11.1	x	6.4	x
TEV / '22E EBITDA (Post-SBC)	4.9	x	6.2	x	5.9	x	7.0	x	13.5	x	7.7	x
TEV / '23E EBITDA (Post-SBC)	4.6	x	9.0	x	6.4	x	8.8	x	13.9	x	8.0	x
TEV / '24E EBITDA (Post-SBC)	NA		5.7	x	5.4	x	5.9	x	13.2	x	7.6	x
TEV / '21A-'22E Avg. EBITDA (Post-SBC)	5.0	x	7.5	x	6.4	x	7.9	x	12.2	x	7.0	x
TEV / '22E-'23E Avg. EBITDA (Post-SBC)	4.7	x	7.4	x	6.2	x	7.8	x	13.7	x	7.8	x
TEV / '23E-'24E Avg. EBITDA (Post-SBC)	NA		7.0	x	5.9	x	7.1	x	13.5	x	7.8	x

Source: Capital IQ; IHS Markit; Bloomberg; company filings.

Note: Market data as of 5/6/2022; balance sheet figures for Nexstar and Sinclair as of 12/31/2021; Entravision, Gray and Scripps as of 3/31/2022.

(1)	Non-controlling interest figures based on disclosure in company filings; Nexstar includes stakes in VIEs; TEGNA includes stake in Premion; Sinclair includes stakes in RSNs and VIEs.

(2)	Reflects post-tax pension obligations.

(3)	Equity Method Investments figures based on disclosure in company filings; Gray includes investments in several television, production and technology companies; Nexstar includes stake in TV Food Network; Scripps includes investments in private companies; Sinclair includes investment in YES Network and entities that are primarily focused on the development of real estate, sustainability initiatives, and other non-media businesses.
(4)	Entravision figures denoted by “NA” are not available due to lack of research coverage.

Confidential
OTT Platform Public Market Trading Analysis

(Figures in millions, except per share figures)
Share Price	$9.59	$2.07	$3.25	$180.97		$96.83		$104.68
(x) FDSO	16	54	159	444		145		195
Market Capitalization	$150	$111	$516	$80,400		$14,039		$20,392
(+) Debt	67	-	409	14,623		89		1,259
(+) Preferred Stock	54	-	-	-		-		-
(-) Cash	(45)	(81)	(374)	(6,009)		(2,235)		(3,747)
(+) Non-Controlling Interest(2)	1	-	(11)	-		-		-
(+) Pension Obligations(3)	-	-	-	-		-		-
(-) Equity Method Investments and Other(4)	-	(10)	-	-		-		-
TEV	$226	$20	$540	$89,014		$11,892		$17,904

Growth & Margin Metrics
'22E-'24E Revenue (Post-SBC) CAGR	23.6%	38.6%	41.8%	10.8%		26.0%		15.5%
'21A-'23E EBITDA (Post-SBC) CAGR	NM	NM	NM	12.3%		(58.0%	)	(4.6%	)
'22E EBITDA (Post-SBC) Margin	NM	NM	NM	20.5%		NM		NM

Revenue Multiples
TEV / '22E Revenue	1.5x	0.2x	0.5x	2.7x		3.2x		1.5x
TEV / '23E Revenue	1.2x	0.1x	0.4x	2.5x		2.5x		1.3x
TEV / '24E Revenue	1.0x	0.1x	0.3x	2.2x		2.0x		1.1x

Valuation Multiples(1)
TEV / '22E EBITDA (Post-SBC)	NM	NM	NM	13.4	x	NM		NM
TEV / '23E EBITDA (Post-SBC)	NM	NM	NM	11.8	x	NM		NM
TEV / '24E EBITDA (Post-SBC)	NM	NM	NM	9.8	x	NM		39.7x

Source: Capital IQ; company filings.

Note: Market data as of 5/6/2022; balance sheet figures for Chicken Soup, CuriosityStream and fuboTV as of 12/31/2021; Netflix, Roku and Spotify as of 3/31/2022.

(1)	NM denotes multiples in excess of 50.0x or instances in which forecasted EBITDA is expected to be negative.
(2)	Non-controlling interest figures based on disclosure in company filings; Chicken Soup for the Soul Entertainment includes stakes in CSS AVOD, Locomotive Global and Landmark Studio Group; fuboTV includes stake in Evolution AI Corporation.
(3)	Reflects post-tax pension obligations.
(4)	Equity Method Investments figures based on disclosure in company filings; includes CuriosityStream‘s stakes in Spiegel Venture and Nebula.

Confidential
Radio Public Market Trading Analysis

(Figures in millions, except per share figures)
Share Price	$2.21		$1.66		$15.44		$14.01		$22.90		$2.95		$11.06		$7.64
(x) FDSO	144		30		22		150		6		27		20		54
Market Capitalization	$318		$50		$333		$2,097		$139		$80		$216		$414
(+) Debt	1,827		300		1,011		5,771		-		175		550		833
(+) Preferred Stock	-		-		-		-		-		-		-		-
(-) Cash	(60)		(51)		(181)		(390)		(55)		(3)		(51)		(132)
(+) Minority Interest	-		-		-		8		-		-		3		17
(+) Pension Obligations(1)	-		8		-		-		-		-		-		-
(-) Equity Method Investments and Other	-		(2)		-		(11)		-		-		-		-
TEV	$2,085		$305		$1,163		$7,475		$83		$252		$719		$1,132

Growth & Margin Metrics
'21A-'22E Revenue Growth	18.9%		11.3%		9.8%		15.2%		NA		4.6%		12.5%		NA
'21A-'22E EBITDA (Post-SBC) Growth	87.2%		45.3%		34.8%		36.3%		NA		(0.8%)		12.0%		NA
'21A EBITDA (Post-SBC) Margin	13.6%		10.8%		14.1%		22.1%		19.2%		14.7%		24.3%		33.9%
'22E EBITDA (Post-SBC) Margin	21.4%		14.0%		17.4%		26.2%		NA		14.0%		24.2%		NA

Valuation Multiples
TEV / '21A EBITDA (Post-SBC)	12.6	x	11.7	x	9.0	x	9.5	x	4.0	x	6.6	x	7.1	x	7.6	x
TEV / '22E EBITDA (Post-SBC)	6.7	x	8.1	x	6.7	x	7.0	x	NA		6.7	x	6.3	x	NA
TEV / '23E EBITDA (Post-SBC)	6.1	x	8.0	x	6.3	x	6.5	x	NA		6.3	x	6.1	x	NA
TEV / '21A-'22E Avg. EBITDA (Post-SBC)	8.8	x	9.6	x	7.6	x	8.0	x	NA		6.6	x	6.7	x	NA

Source: Capital IQ; company filings.

Note: Market data as of 5/6/2022; balance sheet figures for Audacy, Beasley, iHeart, Salem, Townsquare and Urban One as of 12/31/2021; Cumulus and Saga as of 3/31/2022.

(1)	Reflects post-tax pension obligations.

Confidential
Radio Assets Peer Group Operating Benchmarking and Valuation Multiples

2021-2022 REVENUE GROWTH

18.9%
15.2%
12.5%
11.3%
9.8%
4.6%
2.6%
NA
NA
Audacy
iHeart MEDIA
BEASLEY
SALEM
Radio Assets

2021 EBITDA MARGIN

45.8%
33.9%
24.3%
22.1%
19.2%
14.7%
14.1%
13.6%
10.8%
Radio Assets
iHeart
SALEM
Audacy
BEASLEY

TRADING MULTIPLES

TEV / 2022E EBITDA (Post-SBC) Multiples[1]

8.1x
7.6x
7.0x
6.7x
6.7x
6.7x
6.3x
4.0x
BEASLEY
iHeart MEDIA
Audacy
SALEM

PRECEDENT TRANSACTIONS

TEV / LTM EBITDA

16.8x
11.1x
10.0x
8.6x
7.6x
7.5x
7.0x
Target
Acquirer
Entercom
Entercom
SINCLAIR
BEASLEY
Ann. Date
Feb-18
May-17
Jul-19
Apr-19
Feb-17
Jun-19
Jul-16
TEV ($mm)
$60
$83
$106
$43
$2,861
$78
$207

Source: Capital IQ; company filings; press releases.

Note: Market data as of 5/6/2022.

(1) TEV / 2021A EBITDA (Post-SBC) multiples utilized for Saga Communications and Urban One due to lack of available broker projections for 2022E EBITDA.

Confidential

Broadcast Stations Private Market Transaction Analysis

($ in millions)

Announced			Revenue Growth
Date	Target	Acquiror	1 Year Forward	TEV	L8Q(1)
2/22/2022	Tegna	Standard General	NA	$8,600	8.7x
5/3/2021	Meredith Local Media Group	Gray	NA	2,825	9.9x
9/25/2020	Ion Media	Scripps Networks	NA	2,650	8.6x
6/11/2019	Dispatch Broadcast Group (2 Stations)	Tegna	NA	535	7.9x
3/20/2019	Nexstar (8 Stations)	Scripps Networks	NA	580	10.4x
3/20/2019	Nexstar (11 Stations)	Tegna	NA	740	12.0x
12/3/2018	Tribune	Nexstar	4%	6,400	9.2x
10/31/2018	Cordillera Communications (15 stations)	Scripps Networks	NA	521	9.8x
8/20/2018	Gray (2 Stations)	Tegna	NA	105	5.9x
6/25/2018	Raycom	Gray	NA	3,660	9.5x
12/18/2017	Midwest Television (4 Stations)	Tegna	NA	325	6.6x
4/21/2017	Bonten Media Group	Sinclair Broadcasting	NA	240	6.7x
1/27/2016	Media General	Nexstar	20%	4,115	9.1x
Mean					8.8x

Median					9.1x

Source: Capital IQ; press releases; Wall Street research.

(1)	Represents last 8 quarters average unless otherwise note; For Tegna, reflects 2020/2021; for Meredith Local Media Group, reflects 2019/2020; for Ion Media, reflects 9/30/2020E LTM; for Dispatch, reflects 2018/2019E and includes run-rate synergies; for Nexstar (8 stations), reflects 2017/2018; for Nexstar (11 stations), reflects 2018/2019E based on equity research; for Tribune, announced purchase multiple did not specify applicable date ranges; for Cordillera Communications (15 stations), reflects 2017/2018 (Sept. year end); for Gray (2 stations), reflects 2017/2018E and includes run-rate synergies but not NPV of tax savings; for Raycom, reflects 2017/2018E (June year end); for Midwest Television (4 stations), reflects 2017E/2018E average and includes run-rate synergies and NPV of tax savings; for Bonten Media Group, announced 6.7x purchase multiple did not specify applicable date ranges; for Media General, reflects 2015E/2016E average.

Confidential

Diversified Media Private Market Transaction Analysis

($ in millions)

Announced			Revenue Growth		EBITDA Multiple
Date	Target	Acquiror	1 Year Forward	TEV	LTM	NTM
4/13/2021	Televisa	Univision	7%	$4,800	7.8x	7.8x
3/26/2021	MSGN	MSGSE	(6%)	1,765	5.9x	7.7x
12/22/2020	OWN	Discovery	NA	490	5.8x	NA
8/13/2019	Viacom	CBS	2%	19,557	6.6x	6.8x
3/22/2018	Weather Group	Allen Media	NA	977	6.9x	NA
12/14/2017	Fox	Disney	NA	72,010	15.7x	14.4x
7/31/2017	Scripps	Discovery	4%	14,259	9.9x	9.6x
7/6/2017	HSN	QVC	1%	2,600	9.8x	9.1x
10/22/2016	Time Warner	AT&T	7%	104,647	13.0x	12.0x
6/30/2016	Starz	Lions Gate	(0%)	4,400	10.9x	9.8x
3/9/2016	Crown Media	Hallmark	NA	2,088	10.1x	NA
1/27/2016	Tennis Channel	Sinclair Broadcasting	NA	350	16.2x	NA
Mean					9.9x	9.6x

Median					9.9x	9.4x

Source: Capital IQ; press releases; Wall Street research.

Confidential

OTT Private Market Transaction Analysis

($ in millions)

Announced
Date	Target	Acquirer	Service Type	% Acquired	TEV	EV / LTM Revenu	TEV / LTM EBITDA	TEV / Subscribers
7/30/18	RLJ Entertainment	AMC Networks	SVOD	30.4%	$274	2.9x	14.8x	$334.1
3/31/21	Pantaya	Hemisphere Media	SVOD	75.0%	165	3.6x	-	183.1
12/9/20	Crunchyroll	Sony Pictures Entertainment	SVOD	100.0%	1,175	-	-	391.7
1/22/19	Pluto TV	Viacom	AVOD	100.0%	340	3.4x	-	28.3
3/17/20	Tubi	Fox Corporation	AVOD	100.0%	445	-	-	17.8
7/31/17	Funimation	Sony Pictures Entertainment	SVOD	95.0%	151	1.5x (1)	-	-
8/3/16	Hulu	Time Warner (investment)	Hybrid	10.0%	5,830	-	-	-
7/20/18	Hulu (Fox Interest)	Walt Disney	Hybrid	30.0%	9,329	-	-	-
4/15/19	Hulu (Time Warner stake)	Hulu (redemption)	Hybrid	9.5%	15,053	-	-	-
5/13/19	Hulu (Comcast Interest)	Walt Disney (Put/ Call Min.)	Hybrid	33.0%	27,500	-	-	-
Mean						3.3x	14.8x	$191.0

Median						3.4x	14.8x	$183.1

Source: Capital IQ; press releases; Wall Street research.
(1) Based on $100mm+ annual revenue figure as reported in press releases.

Confidential
Radio Private Market Transaction Analysis

Announced
Date	Target	Acquiror	TEV	TEV / LTM EBITDA
8/31/2020	Potomac Radio Group (1 Station)	iHeartMedia	$1	NA
3/17/2020	Local Media San Diego (1 Station)	iHeartMedia	$1	NA
2/18/2020	Entercom (1 Station)	Educational Media Foundation	$11	NA
12/30/2019	Tegna (2 Stations)	Local Media San Diego	$5	NA
8/15/2019	Salem Media (9 Stations in 8 Markets)	Immaculate Heart Media	$9	NA
8/8/2019	Salem Media (4 Stations in Florida)	Immaculate Heart Media	$8	NA
7/1/2019	Emmis (2 Stations)	Standard General	$106	10.0x
6/27/2019	Cumulus (1 Station)	Red Apple Media	$13	NA
6/10/2019	Emmis (6 Stations)	Sinclair Telecable	$78	7.5x
4/15/2019	Cumulus (1 Station)	Meruelo Group	$43	8.6x
2/13/2019	Cumulus (6 Stations)	Entercom	$104	NA
2/4/2019	Alpha Media (6 Stations)	Midwest Communications	$22	NA
9/27/2018	Alpha Media (6 Stations)	Hubbard Radio	$88	NA
2/22/2018	Emmis (4 Stations)	Hubbard Radio, Entercom	$60	12.0x
5/9/2017	Emmis (1 Station)	Meruelo Group	$83	11.1x
11/1/2017	Entercom (10 Stations)	iHeartMedia	NA	NA
2/2/2017	CBS Radio	Entercom	$2,861	8.1x
7/19/2016	Greater Media	Beasley	$207	7.0x
Mean				9.2x

Median				8.6x

Source: Capital IQ; press releases; Wall Street research.

Confidential
Radio Assets Key Financials

($mm)	2017A	2018A	2019A	2020A	2021A		2022E		'17-'19 CAGR	19-'22 CAGR
Total Gross Ad Sales (excl. Political)	$16.7	$19.8	$17.0	$14.4	$17.0		$17.3		0.8%	0.5%

(+) Political Ad Revenue	0.1	0.0	0.0	0.8	0.0		–		(67.0%)	(100.0%)
Total Gross Ad Sales	$16.9	$19.8	$17.0	$15.1	$17.0		$17.3		0.4%	0.5%

(-) Direct Expenses	(3.7)	(4.8)	(3.7)	(3.3)	(3.4)		(3.4)		(0.1%)	(3.0%)
Total Net Ad Sales	$13.2	$15.0	$13.3	$11.9	$13.5		$13.9		0.6%	1.4%

(+) Other Revenue	0.9	1.1	1.1	0.7	0.7		0.7		8.6%	(14.3%)

(+) Subscription Revenue	-	-	0.2	0.2	-		-		NA	(100.0%)
Total Net Revenue	$14.1	$16.0	$14.6	$12.8	$14.2		$14.6		1.8%	(0.1%)

(-) Operating Expenses	(8.1)	(7.6)	(8.1)	(7.6)	(7.3)		(7.5)		0.0%	(2.9%)

(-) QoE Adjustments(1)	-	-	-	(0.1) (1)	(0.4	)(1)	(0.3	)(2)
EBITDA	$6.0	$8.4	$6.5	$5.0 (1)	$6.5	(1)	$6.8		4.1%	1.8%

Net Revenues Growth		13.7%	(9.0%)	(12.7%)	11.4%		2.6%

EBITDA Growth		41.3%	(23.4%)	(22.4%)	29.5%		4.8%

EBITDA Margin	42.4%	52.6%	44.3%	39.4%	45.8%		46.8%

Source: HMTV management (Univision provided to HMTV; PwC QoE provided by Searchlight to HMTV).

Note: 2020A and 2021A EBITDA figures based on PwC QoE analysis; all other figures as provided by Univision management.

(1)	Based on PwC QoE analysis.
(2)	Illustratively reflects 2021 PwC QoE adjustments for accounting team ($0.177mm) and allocated lease costs ($0.125mm).

Confidential
Radio Assets NOL Tax Calculation
Assumes a Discount Rate of 9.5%

Per the information provided by HMTV, the utilization of the NOLs being acquired as part of the Radio Stations Transaction Agreement is subject to a number of uncertainties. With the consent of HMTV, the PJT analysis contemplate a range of values for the NOLs that assume either full or no utilization of the NOLs; PJT is illustratively showing the midpoint of ~$11.5mm on prior slides.

Source: HMTV management (Univision provided to Searchlight; Searchlight provided to HMTV).
Note: Assumes a discount rate of 9.5%, approximated based on the midpoint WACC range for Networks.
(1) HMTV management projected cash taxes paid with and without NOLs, assuming the NOLs are fully utilizable without limitation.

Confidential
Lease Liability PV Calculation
Assumes a Discount Rate of 9.5%(1)

Per the information provided by HMTV, the value of lease depends on a number of currently unknowable factors and the Liberman lease provides for a termination right in 2025. With the consent of HMTV, in order to calculate the present value of the lease, Moelis and PJT are assuming a range that contemplates Liberman terminating the lease in 2025 and no replacement tenant steps into the Liberman lease or that Liberman does not terminate its lease in 2025.

Source: HMTV management (Univision provided to Searchlight; Searchlight provided to HMTV).
(1) Approximated based on the midpoint of the WACC range for Networks.

Confidential

Unreimbursed Content Payments / License Fee Forgiveness

>	Televisa does not plan to reimburse ~$4.7mm of funding payments through working capital within the next 90 days on the titles listed below
>	Separately, Televisa is asking that Pantaya forgive a ~$2.6mm license fee payable on Pena Ajena that would otherwise be due in installments to the end of calendar year 2022

Overview of Unreimbursed Content Payments / License Fee Forgiveness
Title	Amount to be paid by Pantaya within the next 90 days	License Fee Receivable	Commentary
A Beautiful Life	$4.4	n.a.	Amounts paid between signing and closing will not be reimbursed via working capital
Pena Ajena	n.a.	$2.6	Televisa is requesting that Pantaya forgive ~$2.6mm in license fees payable (by Televisa to Pantaya)
Montecristo	$0.3	n.a.	Amounts paid between signing and closing will not be reimbursed via working capital
Rebelión	$0.1	n.a.	Amounts paid between signing and closing will not be reimbursed via working capital
Total	$4.7	$2.6

Grand Total	$7.3

Source: HMTV management (Univision provided to Searchlight; Searchlight provided to HMTV).

Confidential

Networks Preliminary WACC Analysis Based on Peer Beta

Source: Bloomberg; Capital IQ; company filings.

Note: Market data as of 5/6/2022.

(1)	For peers, represents weighted average of pre and post tax reform rates of 38% and 24%, respectively; for HMTV, represents tax rate of 30.5% based on HMTV management guidance for Network‘s blended tax rate.
(2)	Historical monthly beta since 5/6/2017, where available.
(3)	Based on 31% ownership of TV Food Network.
(4)	Reflects the market value of Sinclair‘s debt.
(5)	Peer group summary data excludes Gray Television and Sinclair due to elevated leverage levels.

Confidential

Networks Preliminary WACC Analysis Based on Peer Beta (Cont‘d)

Cost of Equity Calculation		Levered Beta Calculation
Risk Free Rate(1)	3.43%	Unlevered Beta(5)	0.654	0.755
Equity Risk Premium(2)	6.22%	Debt / Equity	66.7%	66.7%
Levered Beta	0.958	Levered Beta	0.958	1.105
Beta-Adj. Premium	5.96%
Size Premium(3)	4.54%	WACC Calculation
Cost of Equity(4)	13.93%	After-Tax Cost of Debt(6)	4.87%	4.87%
		WACC	10.30%	10.85%

Cost of Equity Sensitivity					WACC Sensitivity
Unlevered	Debt / Equity				Unlevered	Debt / Equity
Beta	33.3%	66.7%	100.0%		Beta	33.3%	66.7%	100.0%
0.654	10.54%	11.49%	12.43%	2.10% size premium	0.654	9.12%	8.84%	8.65%	2.10% size premium
	12.98%	13.93%	14.87%	4.54% size premium		10.95%	10.30%	9.87%	4.54% size premium
0.755	11.32%	12.41%	13.49%		0.755	9.70%	9.39%	9.18%
	13.76%	14.85%	15.93%			11.53%	10.85%	10.40%

Source: Duff & Phelps 2022 Valuation Handbook; Capital IQ; Bloomberg; IHS Markit.

Note: Market data as of 5/6/2022.

(1)	20-year US Treasury as of 5/6/2022.
(2)	Historical supply-side equity risk premium (historical equity risk premium minus price-to-earnings ratio calculated using three-year average).
(3)	CSRP 9th decile size premium.
(4)	Calculated as risk free rate + beta-adjusted equity risk premium + size premium.
(5)	Median of peer monthly beta since 5/6/2017.
(6)	Illustratively assumes pre-tax cost of debt of 7% in-line with ICE BofA Single-B index yield of ~7.3% (compared to ~6.4% yield on the current HMTV 7-year term L+502.4 term loan due February 2024).

Confidential

Pantaya Preliminary WACC Analysis Based on Peer Beta

Unlevered Beta Calculation
Company	Tax Rate(1)	Levered Beta(2)	Debt	Market Cap	Current Debt / Equity	Unlevered Beta
Chicken Soup for the Soul Entertainment	25.8%	1.248	67	150	44.8%	0.936
CuriosityStream	25.8%	1.679	-	111	-	1.679
FuboTV	25.8%	3.206	409	516	79.2%	2.019
Netflix	25.8%	1.186	14,623	80,400	18.2%	1.045
Roku	25.8%	1.620	89	14,039	0.6%	1.612
Spotify	25.8%	1.535	1,259	20,392	6.2%	1.468
Reference Only
Hemisphere Media	24.0%	1.110	252	152	165.2%	0.492
Peer Group Average		1.745				1.460
Peer Group Median		1.577				1.540

Source: Bloomberg; Capital IQ.

Note: Market data as of 5/6/2022.

(1)	For peers, represents weighted average of pre and post tax reform rates of 38% and 24%, respectively; for HMTV (Pantaya), represents post-tax reform rate of 24% based on HMTV management guidance for Pantaya‘s blended tax rate.
(2)	Monthly beta since 5/6/2017, where available; levered beta since 8/18/17 used for Chicken Soup for the Soul Entertainment; levered beta since 10/15/20 (completion date of merger with SPAC Software Acquisition Group) used for CuriosityStream; levered beta since 10/7/20 used for FuboTV; levered beta since 9/28/17 used for Roku; levered beta since 4/3/18 used for Spotify.

Confidential

Pantaya Preliminary WACC Analysis Based on Peer Beta (Cont‘d)

Cost of Equity Calculation		Levered Beta Calculation
Risk Free Rate(1)	3.43%	Unlevered Beta(5)	1.540
Equity Risk Premium(2)	6.22%	Debt / Equity	-
Levered Beta	1.540	Levered Beta	1.540
Beta-Adj. Premium	9.58%
Size Premium(3)	6.34%	WACC Calculation
Cost of Equity(4)	19.35%	After-Tax Cost of Debt(6)	NA
		WACC	19.35%

Cost of Equity Sensitivity					WACC Sensitivity
Unlevered	Size Premium				Unlevered	Size Premium
Beta	11.17%	6.34%	4.54%	2.34%	Beta	11.17%	6.34%	4.54%	2.34%
1.340	22.93%	18.10%	16.30%	14.10%	1.340	22.93%	18.10%	16.30%	14.10%
1.440	23.56%	18.73%	16.93%	14.73%	1.440	23.56%	18.73%	16.93%	14.73%
1.540	24.18%	19.35%	17.55%	15.35%	1.540	24.18%	19.35%	17.55%	15.35%
1.640	24.80%	19.97%	18.17%	15.97%	1.640	24.80%	19.97%	18.17%	15.97%
1.740	25.42%	20.59%	18.79%	16.59%	1.740	25.42%	20.59%	18.79%	16.59%

	Based on Value Implied by Low-End of DCF Analysis	Based on Value Implied by High-End Of DCF Analysis	Next Decile (10x)	Second Next Decile (10w)		Based on Value Implied by Low-End Of DCF Analysis	Based on Value Implied by High-End Of DCF Analysis	Next Decile (10x)	Second Next Decile (10w)

Source: Duff & Phelps 2022 Valuation Handbook; Capital IQ; Bloomberg.

Note: Market data as of 5/6/2022.

(1)	20-year US Treasury as of 5/6/2022.
(2)	Historical supply-side equity risk premium (historical equity risk premium minus price-to-earnings ratio calculated using three-year average).
(3)	CSRP 10th (i.e., 10y) decile size premium.
(4)	Calculated as risk free rate + beta-adjusted equity risk premium + size premium.
(5)	Median of peer monthly beta since 5/6/2017, where possible.

Confidential

Capital Asset Pricing Model Size Risk Premia

($mm)

Source: Duff & Phelps 2022 Valuation Handbook.
(1)	Pantaya WACC assumes 10th (i.e., 10y) decile size premium; Pantaya‘s DCF TEV range from $61mm on the low-end and $171mm on the high-end.
(2)	Assumes midpoint DCF TEV of $380.6mm for Networks; assumes $193mm of net debt and other adjustments between Enterprise Value and Equity Value.

Confidential

Pantaya Peer Group Levered Beta Analysis

	Weekly	Monthly	Weekly	Monthly	Weekly	Monthly	Weekly	Monthly	Weekly	Monthly	Weekly	Monthly	Weekly	Monthly

1-Year	1.025	(0.028)	2.362	1.440	2.445	2.504	1.892	2.192	2.044	1.580	1.735	2.146	1.206	0.706

2-Year	1.265	1.375	1.852	1.679	1.628	3.206	1.311	1.644	1.769	1.880	1.457	1.802	1.323	1.288

3-Year	1.117	1.230	-	-	-	-	0.938	1.073	1.390	1.577	1.034	1.549	0.961	1.263

4-Year	1.019	1.210	-	-	-	-	1.009	1.133	1.370	1.591	1.060	1.538	0.957	1.187

5-Year	0.993	1.248	-	-	-	-	1.063	1.186	1.329	1.620	1.059	1.535	0.905	1.110

Data
Available	8/18/17		10/15/20		10/7/20		5/23/02		9/28/17		4/3/18		4/5/13
Since

Source: Bloomberg.

Note: Market data as of 5/6/2022.

(1) CuriosityStream merger with SPAC Software Acquisition Group was not completed until October 15, 2020.

Confidential

Disclaimer

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